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                                                                      EXHIBIT 20

NEWS RELEASE


Contact(s):   Media Inquiries:                         Visteon Corporation

              Greg Gardner                             Public Affairs
              313-755-0927                             5500 Auto Club Drive
              ggardne9@visteon.com                     Dearborn, Michigan  48126

              Facsimile:  313-755-7983                 Facsimile:  313-755-7983

              Investor Inquiries
              Derek Fiebig
              313-755-3699
              dfiebig@visteon.com

                                                       [VISTEON (R) LOGO]





VISTEON RAISES SECOND QUARTER AND FULL YEAR EXPECTATIONS

DEARBORN, Mich., May 20, 2002 - While presenting at a Goldman Sachs Conference today, Visteon Corporation (NYSE: VC) executives said they expect Second Quarter net income between $60 and $70 million. For full year 2002, the company expects net income of $25 to $75 million, excluding special items. The company also expects to generate positive operating cash flow for both the Second Quarter and full year.

Current analyst consensus expectations are approximately $40 million for Second Quarter and $30 million for the full year 2002. The company had previously provided projections for net income of $20 to $40 million for the Second Quarter of 2002 and breakeven to $50 million for the full year 2002.

Visteon earned $60 million in the Second Quarter of 2001 and $3 million for the full year 2001, excluding special items.

Visteon Corporation is a leading full-service supplier that delivers consumer-driven technology solutions to automotive manufacturers worldwide and through multiple channels within the global automotive aftermarket.





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PRESS RELEASE


Visteon has about 79,000 employees and a global delivery system of more than 180 technical, manufacturing, sales and service facilities located in 25 countries.

This press release contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as "anticipate" and "projected" signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2002. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on Visteon's business, financial condition and results of operations.

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      Visteon news releases, photographs and product specification details are available at www.visteon.com











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